Exhibit 10.1
AutoWeb, Inc.

Employment Agreement

This Employment Agreement (“Agreement”) entered into effective as of April 12, 2018 (“Effective Date”), between AutoWeb, Inc., a Delaware corporation (“AutoWeb” or “Company”), and Jared R. Rowe (“Executive”). Executive and AutoWeb are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Background

AutoWeb wishes to retain the services of Executive, and Executive wishes to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

In consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows.

1.          Definitions. For purposes of this Agreement, the terms below that begin with initial capital letters within this Agreement shall have the specially defined meanings set forth below (unless the context clearly indicates a different meaning).

(a) “409A Suspension Period” shall have the meaning set forth in Section 8.

(b) “Arbitration Agreement” means that certain Mutual Agreement to Arbitrate dated as of the Effective Date and entered into by and between AutoWeb and Executive concurrently with the execution and delivery of this Agreement by the Parties.

(c) “Benefits” means all Company medical, dental, vision, life and disability plans in which Executive participates under Section 4(b).

(d) “Board” means the Company’s Board of Directors.

(e) “Cause” means the termination of the Executive’s employment by Company as a result of any one or more of the following:

(i) any conviction of, or pleading of nolo contendre by, the Executive for any felony or any crime involving moral turpitude;

(ii) any willful misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company and its affiliates;

(iii) Executive engaging in any material act of dishonesty, fraud or misrepresentation with respect to the Company or its affiliates;

(iv) Executive’s violation of any federal or state law, rule, regulation or order applicable to the Company or its business or affiliates, which results in material harm to the Company, which violation is not cured within thirty (30) days following written notice from the Company detailing such violation;

(v) a material and continuous failure to perform Executive’s employment duties and responsibilities to the Company, which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure, other than such failure resulting from Executive’s Disability or ill health.

For purposes of this definition of Cause, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith and with the reasonable belief that Executive’s action or omission was in the best interests of the Company. For purposes of clarity, Executive’s termination of employment due to death or Disability is not, by itself, deemed to be a termination by the Company other than for Cause or a resignation for Good Reason.

(f) “Change in Control” means the occurrence of any one of the following events:

(i)      During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(ii)                 Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this Section 1(f)(ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (1) by the Company or any Subsidiary, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, (4) pursuant to a Non-Qualifying Transaction, as defined in Section 1(f)(iii), or (5) the acquisition of additional stock by any one person, who owns more than 50% of the total voting power of the stock of the Company prior to such acquisition; or

(iii)                 The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (“Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above is deemed to be a “Non-Qualifying Transaction”); or

(iv)                 The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets provided, however, that any such event shall not constitute a Change in Control (“Liquidation or Asset Sale Event”) (i) if immediately following the consummation of such event more than 50% of the total voting power of (A) the corporation resulting from such event (“Acquirer Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Acquirer Corporation (“Parent Acquirer Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Liquidation or Asset Sale Event (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Liquidation or Asset Sale Event); (ii) the transfer is to a person, that owned, directly or indirectly, 50% or more of the total voting power of the Company prior to the transfer or to an entity, at least 50% of the total voting power of which is owned, directly or indirectly, by such a person.

For purposes of this definition of Change in Control, the term “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of this definition, the term “corporation” has the meaning prescribed in Section 7701(a)(3) of the Code and the regulations thereunder. Notwithstanding the foregoing, for each payment or benefit pursuant to this Agreement that constitutes deferred compensation under Section 409A of the Code, as defined below, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred with respect to such payment or benefit only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended, and the rules and regulations promulgated thereunder.

(h) “COBRA Continuation Period” means the up to eighteen-month COBRA continuation period set forth in Section 5(b) and Section 5(c).

(i) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j) “Common Stock” means the Company’s common stock, par value $0.001 per share.

(k) “Disability” means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company or any Affiliate.

(l) “Employment Term” The term of this Agreement is the period commencing with the Effective Date and ending on the date on which Executive’s employment with the Company terminates in accordance with this Agreement or otherwise.

(m) “Executive’s Primary Work Location” means AutoWeb’s headquarters located at 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400.

(n) “Good Reason” means any act, decision or omission by the Company without the Executive’s consent that: (A) reduces Executive’s Annual Base Salary, Target Bonus or Travel and Housing Accommodation Monthly Allowance as in existence as of the date hereof or as of the date prior to any such change, whichever is more beneficial for Executive at the time of the act, decision, or omission by the Company; (B) materially diminishes the Executive’s title, authority, duties, or responsibilities from the authority, duties or responsibilities Executive has as the Company’s chief executive officer; (C) Executive reporting to anyone other than the Board or, if the Company is acquired, the board of directors of the ultimate parent of the acquiring company; (D) the failure by a successor to assume this Agreement; (E) only if Executive has relocated to the Irvine, California area, either relocates the Executive’s place of employment from Executive’s Primary Work Location to any other location in excess of a forty (40) mile radius from the Executive’s Primary Work Location or requires any such relocation as a condition to continued employment by Company or Successor Company; (F) requires Executive to relocate from Atlanta, GA, or (G) involves or results in any material breach of this Agreement by the Company or Successor Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive. Notwithstanding the foregoing, no event shall constitute “Good Reason” unless (i) the Executive first provides written notice to the Company within ninety (90) days of the Executive’s knowledge of event(s) alleged to constitute Good Reason, with such notice specifying the grounds that are alleged to constitute Good Reason, and (ii) the Company fails to cure such event(s) within thirty (30) days after Company’s receipt of such written notice.

(o) “Inducement Stock Option Award Agreement” means the Inducement Stock Option Award Agreement dated as of the Effective Date and entered into by and between AutoWeb and Executive concurrently with the execution and delivery of this Agreement by the Parties, which agreement provides for the grant of options to acquire One Million (1,000,000.00) shares of Common Stock on the terms and conditions set forth in such agreement.

(p) “Inventions Assignment Agreement” means the Inventions Assignment Agreement dated as of the Effective Date and entered into by and between AutoWeb and Executive concurrently with the execution and delivery of this Agreement by the Parties.

(q) “Separation from Service” or “Separates from Service” shall mean Executive’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h). Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company for less than thirty six (36) months). If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company. For purposes of determining whether Executive has incurred a Separation from Service, the Company shall include the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c).

(r) “Successor Company” means any successor to AutoWeb or substantially all of AutoWeb’s assets.

(s) “Termination Without Cause” means termination of Executive’s employment with the Company (i) by the Company (a) for any reason other than those reasons expressly set forth in the definition of “Cause,” or (b) for no reason at all; or (ii) by Executive for Good Reason within thirty (30) days following the Company’s failure to cure the event or events that constitute Good Reason; provided, however, that Executive’s Separation from Service in connection with a Change in Control shall not constitute a Termination Without Cause if Executive is offered employment with the Successor Company under terms and conditions, including position, salary and other compensation, and benefits, that would not otherwise provide Executive the right to terminate Executive’s employment for Good Reason under this Agreement.

(u) “Travel and Housing Accommodation Monthly Allowance” means a monthly allowance of Fifteen Thousand Dollars ($15,000), less applicable tax withholdings, for Executive’s (i) personal housing in the Irvine, California area; and (ii) air/ground travel between Atlanta, Georgia and Irvine, California.

2.          Term of Employment. This Agreement shall govern Executive’s employment during the Employment Term. Executive’s employment is at will and not for a specified term and may be terminated by the Company or Executive at any time, with or without Cause or Good Reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the Employment Term and cannot be modified except by a written amendment to this Agreement that is executed by both parties (which in the case of the Company, must be executed by the Company’s Chairman of the Board or Chief Legal Officer) and that expressly negates the “at-will” employment status. Subject to the terms and conditions set forth in this Agreement, Executive may be entitled to severance and other compensation and benefits upon the occurrence of certain terminations of Executive’s employment.

3.          Nature of Duties.

(a) During Executive’s employment under this Agreement, Executive shall be the Company’s President and Chief Executive Officer. Executive shall have all of the customary powers and duties associated with such positions, and shall be subject to the Company’s written policies, procedures, and approval practices provided to the Executive, including without limitation hiring and employment policies and codes of conduct and ethics as in effect from time to time governing executives of the Company. Executive will perform Executive’s duties faithfully and to the best of his ability and will devote Executive’s full business efforts and substantially all of his business time to the performance of Executive’s duties and responsibilities for the Company, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of up to two for-profit organizations, and (iv) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive shall report directly to the Board. Executive’s primary work location will be at the Executive’s Primary Work Location.

(b) Executive will be appointed to be a Board member effective as of the Effective Date, and Executive hereby consents to such appointment and to be a Board member in all Company filings with the Securities and Exchange Commission or other governmental filings. The Company shall cause the nomination of Executive (to the extent that Executive would be up for election at such time) in connection with any subsequent proxy statement or information statement pursuant to which the Company intends to solicit stockholders with respect to the election of directors and to have the Board recommend in connection with such subsequent proxy statement or information statement that the stockholders of the Company vote for the election of Executive. Notwithstanding the foregoing, the nomination, appointment and election of Executive to the Board shall be subject to all legal requirements and the Company’s corporate governance standards regarding service as a director of the Company. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of the Employment Term, and Executive, at the Board’s request, will execute any documents necessary to reflect Executive’s resignation.

4.          Compensation, Benefits and Expenses.

(a) As compensation for the services to be rendered by Executive pursuant to this Agreement, the Company hereby agrees to pay Executive a base annual salary (“Base Annual Salary”) at a rate equal to Five Hundred Fifty Thousand Dollars ($550,000.00) during the Employment Term. Executive’s Base Annual Salary shall be reviewed by the Board (or the Compensation Committee thereof) at least annually and may be increased by an amount approved by the Board (or the Compensation Committee thereof) in its sole discretion, and Executive agrees that the Company has not made any promises or guaranty of any increase in Base Annual Salary during the Employment Term. The Company may not reduce Executive’s Base Annual Salary during the Employment Term without Executive’s prior written consent. The Base Annual Salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company. Executive will not receive any compensation for Executive’s service as a member of the Company’s Board or any of its committees.

(b) Executive shall be eligible to receive, at the time and in the form provided for in the Company’s annual incentive compensation plan, an annual incentive compensation opportunity targeted at one hundred percent (100%) of Executive’s Base Annual Salary (“Target Bonus”) based upon annual performance goals and the achievement of those goals, as established and determined at least annually (and consistently with the Company’s most recent proxy statement disclosure of the standards for providing cash-based incentive compensation) by the Board or the Compensation Committee of the Board. Such performance goals may include Company-wide performance objectives, divisional or departmental performance objectives, and/or individual performance objectives, as the Board or the Compensation Committee may determine in its discretion. The Company may not reduce Executive’s targeted annual incentive compensation opportunity percentage during the Employment Term without Executive’s prior written consent. The amount of annual incentive compensation payments, if any, that may be paid to Executive will be: (i) determined in the reasonable discretion of the Board or the Compensation Committee; (ii) paid prior to March 15 of the year following the year for which such bonus is earned, in accordance with the Company’s normal payroll practices and be subject to the usual, required tax withholding; and (iii) subject to Executive’s continued employment with the Company through December 31 of the year for which the bonus is payable. Executive’s bonus for calendar year 2018 will equal Executive’s actual payout under the Company’s 2018 incentive compensation plan based on actual performance for the entire year (but shall not be less than 75% of Executive’s Target Bonus) and prorated for the amount of time Executive was employed by the Company during 2018.

(c) The Company will pay Executive a signing bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), less applicable tax withholdings, (“Signing Bonus”). The Signing Bonus will be paid to Executive within thirty (30) days of the Effective Date. If prior to the first anniversary date of the Effective Date, Executive shall voluntarily terminate Executive’s employment with the Company without Good Reason or the Company terminates Executive’s employment with the Company for Cause, Executive shall repay the pro-rata portion (determined based on the quotient of the number of days elapsed since the Effective Date and 365) Signing Bonus to the Company within thirty (30) days of the effective date of Executive’s termination of employment.

(d) Concurrently with the execution and delivery of this Agreement by the Parties, the Parties have entered into the Inducement Stock Option Award Agreement. Executive will be eligible to receive additional awards of stock options, restricted stock or other equity pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time and consistent with other grants made by the Company.

(e) Executive shall be entitled to all ordinary and customary benefits afforded generally to executive employees of the Company (except to the extent employee contribution may be required under the Company’s benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits generally afforded to the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages, and any stock purchase programs that are adopted or maintained by the Company generally for executive employees of the Company. The Company reserves the right to terminate or change the benefit plans it offers to Company executive employees at any time.

(f) The Company shall pay or reimburse Executive for all reasonable business expenses incurred by Executive while employed under this Agreement that are submitted in accordance with the Company’s expense reimbursement policies and procedures. Executive’s business expenses shall be subject to review and approval by the Chairman of the Board in accordance with the Company’s expense reimbursement policies and procedures.

(g) Each month, during the Employment Term, the Company will pay to Executive the Travel and Housing Accommodation Monthly Allowance. Should Executive elect to relocate to the Irvine, California area, the Travel and Housing Accommodation Monthly Allowance will cease and Company will pay actual moving costs from Atlanta, Georgia to the Irvine, California area plus actual sales brokerage fees incurred for the sale of Executive’s residence in Atlanta, Georgia, such moving and relocation assistance not to exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate. It is expressly understood that at no point during the Employment Term Executive shall be required to relocate from Atlanta, GA area.

(h) Executive shall be covered by the Company’s directors and officers insurance policies and directors and officers indemnification agreements on the same basis as the Company’s other senior executive officers, as such insurance policies and coverage limits and conditions and such indemnification agreements may exist from time to time.

(i) The Company will pay directly to Skadden, Arps, Slate, Meagher & Flom for reasonable and documented legal fees, not to exceed Fifty Thousand Dollars ($50,000.00) incurred by Executive in the negotiation and review of this Agreement, after the Company’s receipt of appropriate documentation with respect to fees.

(j) During the period commencing on the Effective Date and ending on the day before the sixtieth day following the Effective Date, Executive shall have the right to acquire in a direct private placement from the Company up to One Million Dollars ($1,000,000.00) in shares of the Company’s common stock, $0.001 per value per share. The price of the shares shall be the closing price of the Company’s common stock on The Nasdaq Capital Market on the date Executive elects to exercise Executive’s right to purchase the shares, with the purchase of the shares and delivery of the payment for the shares to be made on the date Executive notifies the Company of Executive’s exercise of the right to acquire the shares. The exercise of such right, and the Company’s obligations to issues the shares shall be subject to compliance with applicable federal and state securities laws, rules and regulations, including the availability of applicable exemptions from registration or qualification, and Executive being employed by the Company at the time of the issuance of the shares, and conditioned on various requirements, including Executive’s entering into a customary Company stockholder agreement.

  5.          Severance Benefits and Conditions. All amounts payable hereunder shall be subject to reduction for any employment and withholding taxes that the Company determines are applicable, and shall be subject to any applicable terms and conditions set forth in this Section 5, and this Agreement generally, including without limitation Section 8.

(a) Termination Other Than Without Cause. In the event of Executive’s Termination for Cause, resignation without Good Reason, death, Disability, or any reason other than Termination Without Cause, Executive shall be entitled to receive only the following (“Accrued Amounts”): (i) any amounts due and owing to Executive as of Executive’s employment termination date with respect to any Base Annual Salary, vested and payable bonuses or incentive payments (including with respect to bonuses for the year preceding the year of termination which remain unpaid as of the date of termination), or unreimbursed business expense reimbursements; (ii) any other payments required by applicable law (including payments with respect to accrued and unused vacation, personal, sick and other days); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. In addition, (1) in case of Executive’s termination due to Disability, within 30 days of termination, Executive will receive a lump sum cash payment equal to Executive’s Target Bonus and (2) in case of Executive’s termination due to death, within 30 days of termination, Executive’s estate, will receive a lump sum cash payment equal to Executive’s Base Annual Salary minus the amount (but not less than zero) equal to the difference between (i) the amount of life insurance proceeds payable to Executive’s beneficiaries under Company-provided life insurance policies and (ii) Executive’s Base Annual Salary.

(b) Termination Without Cause. In the event of Executive’s Termination Without Cause either before a Change in Control or more than eighteen (18) months after a Change in Control, Executive shall be entitled to (i) the Accrued Amounts; (ii) continued monthly Base Annual Salary for twenty-four (24) months following the date of Executive’s Termination Without Cause, at the rate of monthly Base Annual Salary in effect immediately beforehand; (iii) for an eighteen (18) month period, subject to Section 5(d) of this Agreement, Benefits at the levels in effect before employment terminates, including Company-paid COBRA premiums for any insurance that is in effect for Executive and/or Executive’s dependents before termination of Executive’s employment, and that Executive elects to continue in accordance with COBRA; and (iv) the amount of Executive’s annual incentive compensation plan payout under Section 4(b) for the annual incentive compensation plan year in which Executive’s date of termination occurred, based on actual performance for the entire performance period and prorated for the amount of time Executive was employed by the Company prior to the date of termination during such plan year.

(c) Termination Without Cause related to Change in Control. In the event of Executive’s Termination Without Cause upon or within eighteen (18) months after a Change in Control, Executive shall be entitled to (i) the Accrued Amounts; (ii) a lump sum payment, paid in cash, equal to two (2) times the sum of (1) Executive’s Base Annual Salary and (2) Executive’s target annual incentive compensation opportunity under Section 4(b), at the rate of Base Annual Salary and the target annual incentive compensation opportunity in effect immediately before such termination; (iii) for the eighteen (18) month period following Executive’s Termination Without Cause, subject to Section 5(d) of this Agreement, Benefits at the levels in effect before employment terminates, including Company-paid COBRA premiums for any insurance that is in effect for Executive and/or Executive’s dependents before termination of Executive’s employment, and that Executive elects to continue in accordance with COBRA; and (iv) Executive’s Target Bonus, at the rate of Base Annual Salary and the Target Bonus in effect immediately before such termination, prorated for the amount of time Executive was employed by the Company prior to the date of termination during such plan year.

(d) Special Benefits Provisions.

(i) With respect to Benefits that are eligible for continuation coverage under COBRA, in the event the Company is unable to continue Executive’s and Executive’s eligible dependents’ (assuming such dependents were covered by Company at the time of termination) participation under the Company’s then existing insurance policies for such Benefits, Executive may elect to obtain coverage for such Benefits either by (1) electing COBRA continuation benefits for Executive and Executive’s eligible dependents; (2) obtaining individual coverage for Executive and Executive’s eligible dependents (if Executive and Executive’s eligible dependents qualify for individual coverage); or (3) electing coverage as eligible dependents under another person’s coverage (if Executive and Executive’s eligible dependents qualify for such dependent coverage), or any combination of the foregoing alternatives. Executive may also initially elect COBRA continuation benefits and later change to individual coverage or dependent coverage for Executive or any eligible dependent of Executive, but Executive understands that if continuation of Benefits under COBRA is not initially selected by Executive or is later terminated by Executive, Executive will not be able to return to continuation coverage under COBRA. The Company shall pay directly or reimburse to Executive the monthly premiums for the benefits or coverage selected by Executive, with such payment or reimbursement not to exceed the monthly premiums the Company would pay assuming Executive timely elected continuation of benefits under COBRA. The Company’s obligation to pay or reimburse for the Benefits covered by this Section 5(d) shall terminate upon the earlier of (i) the end of the applicable Company-paid COBRA Continuation Period; and (ii) Executive’s employment by an employer that provides Executive and Executive’s eligible dependents with coverage substantially similar to such Benefits as provided to Executive and Executive’s eligible dependents at the time of the termination of Executive’s employment with the Company, provided that Executive and Executive’s eligible dependents are eligible for participation in such coverage.

(ii) With respect to Benefits that are not eligible for continuation coverage under COBRA, in the event the Company is unable to continue Executive’s participation under the Company’s then existing insurance policies for such Benefits, Executive may elect to obtain coverage for such Benefits either by (1) obtaining individual coverage for Executive (if Executive qualifies for individual coverage); or (2) electing coverage as an eligible dependent under another person’s coverage (if Executive qualifies for such dependent coverage), or any combination of the foregoing alternatives; provided that any alternative shall be available and implemented only (I) in a manner that neither accelerates nor delays the year in which taxable income arises from the Benefits, and (II) in accordance with Section 409A of the Code. The Company shall pay directly or reimburse to Executive the monthly premiums for the benefits or coverage selected by Executive, with such payment or reimbursement not to exceed the monthly premiums the Company paid for such Benefits at the time of termination of Executive’s employment with the Company. The Company’s obligation to pay or reimburse for the Benefits covered by this Section 5(d)(ii) shall terminate upon the earlier of (i) the end of the applicable COBRA Continuation Period; and (ii) Executive’s employment by an employer that provides Executive with coverage substantially similar to such Benefits as provided to Executive at the time of the termination of Executive’s employment with the Company, provided that Executive is eligible for participation in such coverage. Executive acknowledges and agrees that the Company shall not be obligated to provide any Benefits covered by this Section 5(d)(ii) for Executive if Executive does not qualify for coverage under the Company’s existing insurance policies for such Benefits, for individual coverage, or for dependent coverage.

(e) Timing of Cash Severance Payments.

(i) Payments of Accrued Amounts under Sections 5(a), 5(b) and 5(c) shall be made no later than the payment date required by applicable law or such earlier time specified in this Agreement.

(ii) Subject to Section 8, the satisfaction of the conditions set forth in Section 5(f), and the following sentences of this Section 5(e)(ii), the cash monthly Base Annual Salary continuation payments under Section 5(b) shall be made to Executive in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company, as provided in Section 4(a). If the period of time covered by the entire allowed Release Consideration Period (as defined in Section 5(f)(ii)) and the entire Release Revocation Period (as defined in Section 5(f)(ii)) (considering such periods consecutively) begins in one calendar year and ends in the following calendar year, the cash monthly Base Annual Salary continuation payments under Section 5(b)(ii) shall commence with the first Company payroll payment date of such following calendar year which is after the date on which the Release became effective and non-revocable in accordance with its terms. In the event commencement of the cash monthly Base Annual Salary continuation payments is delayed as a result of the immediately preceding sentence, then any cash monthly Base Annual Salary continuation payments that would otherwise have been payable before the second tax year but for the immediately preceding sentence, will be deferred and paid in a lump sum along with the first payment made in that second tax year.

(iii) Subject to Section 8, the satisfaction of the conditions set forth in Section 5(f), and the last sentence of this Section 5(e)(iii), the lump sum cash payment under Section 5(c)(ii) and Section 5(c)(iv) shall be made to Executive within five (5) business days after the Release (as defined in Section 5(f)(ii)) becomes effective and non-revocable in accordance with its terms. If the period of time covered by the entire allowed Release Consideration Period (as defined in Section 5(f)(ii)), the entire Release Revocation Period (as defined in Section 5(f)(ii)) and the entire five business day period described above in this Section 5(e)(iii) (considering such periods consecutively) begins in one calendar year and ends in the following calendar year, the lump sum cash payment under Section 5(c)(ii) and Section 5(c)(iv) shall be made to Executive on the first business day of such following calendar year which is five (5) or more business days after the date on which the Release became effective and non-revocable in accordance with its terms.

(iv) Subject to Section 8 and the satisfaction of the conditions set forth in Section 5(f), cash payments or reimbursements for Benefits under Section 5(d), if applicable, shall be made to or on behalf of Executive in monthly installments as provided in Section 5(d).

(v) Subject to Section 8, the satisfaction of the conditions set forth in Section 5(f), and the last sentence of this Section 5(e)(iii), the lump sum cash payment under Section 5(b), clause (iv) shall be made once the Company’s board of directors has determined and approved the payouts, if any, under the Company’s annual incentive compensation plan for the applicable year and at the same time as payouts are made to other executive officers of the Company who are actively employed by the Company at the time. In any case, the lump sum cash payment under Section 5(b), clause (iv) shall be made no later than two and one-half months after the end of the calendar year in which Executive’s Separation from Service occurs, provided that the Release shall have become effective and non-revocable in compliance with its terms prior to expiration of such two and one-half month period. If the period of time covered by the entire allowed Release Consideration Period (as defined in Section 5(f)(ii)), the entire Release Revocation Period (as defined in Section 5(f)(ii)) and the entire five business day period described above in this Section 5(e)(iii) (considering such periods consecutively) begins in one calendar year and ends in the following calendar year, the lump sum cash payment under Section 5(b), clause (iv) shall be made to Executive on the first business day of such following calendar year which is five (5) or more business days after the date on which the Release became effective and non-revocable in accordance with its terms.

(f) Conditions on Severance and Benefits. The amounts and benefits (other than Accrued Amounts) that are payable pursuant to Sections 5(b), 5(c) and 5(d) of this Agreement shall be provided only if:

(i) Executive is compliant, at all times prior to the due date for any payment, with the terms and conditions set forth in Section 6; and

(ii) (A) Executive has executed and delivered to the Company the Separation Agreement and Release substantially in the form attached hereto as Exhibit A (“Release”) no later than the expiration of the applicable period of time allowed for Executive to consider the Release as set forth in Section 13 of the Release (“Release Consideration Period”); (B) Executive has not revoked the Release prior to the expiration of the applicable revocation period set forth in Section 13 of the Release (“Release Revocation Period”); and (C) the Release has become effective and non-revocable no later than the cumulative period of time represented by the sum of the maximum Release Consideration Period and the maximum Release Revocation Period. No payments or benefits set forth in Sections 5(b), 5(c) or 5(d) shall be due or payable to, or provided to, Executive if the Release has not become effective and non-revocable in accordance with the requirements of this Section 5(f)(ii).

(iii) If requested by the Company, Executive shall have participated in an exit interview with the Company’s Board of Directors or a committee thereof.

(g) Other than the payments and benefits provided for in this Section 5, Executive shall not be entitled to any additional amounts from the Company resulting from a termination of Executive’s employment with the Company.

6.          Unauthorized Disclosure; Non-Solicitation; Proprietary Rights.

(a) Unauthorized Disclosure. Executive agrees and understands that in Executive’s position with the Company, Executive will be exposed to and will receive non-public information relating to the confidential affairs of the Company and its affiliates, including, without limitation, employee lists and compensation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing and expansion plans, business policies and practices of the Company and other non-public forms of information considered by the Company to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, “Confidential Information”). Executive agrees that at all times during Executive’s employment with the Company, except as may be required for Executive to discharge Executive’s duties as a director, employee or an officer of the Company, and thereafter, Executive shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with Executive’s employment with the Company, unless (i) required by law or court order to disclose such information, in which case Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as reasonably possible and use Executive’s best efforts to consult with the Board prior to such anticipated disclosure; (ii) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement or otherwise related to Executive’s employment with the Company; (iii) as may be necessary or appropriate to conduct Executive’s duties hereunder; (iv) such information has become public other than by reason of a breach by Executive of this Section 6(a); or (v) the information is generally known to persons involved in the Company’s trade or business. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company (or, at the Company’s option, destroy (and provide a certification of such destruction)) all property, keys, notes, electronic storage media, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Executive during or prior to Executive’s employment with the Company, and any copies thereof in Executive’s (or capable of being reduced to Executive’s ) possession, as well as all computers of the Company provided to Executive; provided that nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing copies of documents relating to Executive’s employment or personal benefits, entitlements and obligations (including employment agreements, confidentiality agreements, stock options award agreements and severance agreements); documents relating to Executive’s personal tax obligations; the data and entries from Executive’s contacts and calendar; Executive’s personal emails; and such other records and documents as may reasonably be approved by the Company (items covered by this proviso are referred to herein as the “Personal Documents”). Executive will not disclose to Company, use in connection with performance of his duties to the Company, or induce Company to use any proprietary information or trade secrets of third parties, in each case, with knowledge and intent and in violation of any confidentiality restrictions to which he is subject, unless the Company is specifically authorized by such third parties to obtain or use such proprietary information or trade secrets.

(b) Non-Solicitation of Employees. During Executive’s employment with the Company (whether during the term or thereafter) and for a period of twelve (12) months after Executive’s termination of employment, Executive shall not (other than in connection with carrying out Executive’s responsibilities for the Company) directly or indirectly contact, induce or solicit (or assist any person to contact, induce or solicit) for employment any person who is then or was an employee of the Company within the six (6) month period prior to the date of such contact, inducement or solicitation, provided that nothing in this Section 6(b) shall be deemed to prohibit Executive from (1) providing advice or references for any employee, (2) placing advertisements in newspapers or other media of general circulation advertising employment opportunities, provided that such advertisements are not directed or tailored to Company employees, or (3) hiring persons who respond to such advertisements, provided that they were not otherwise solicited by Executive in violation of this Section 6(b).

(c) Interference with Business Relationships. During Executive’s employment with the Company (whether during the Employment Term or thereafter) and for a period of twelve (12) months after Executive’s termination of employment, Executive shall not (other than in connection with carrying out Executive’s responsibilities for the Company) directly or indirectly contact, induce or solicit (or assist any person to contact, induce or solicit) any customer, client, partner, joint venturer, vendor or supplier of the Company, or any such person who was within six (6) months of the date of contact a customer, client, partner, joint venturer, vendor, or supplier of the Company, to terminate its relationship or otherwise cease doing business in whole or in part with the Company, or directly or indirectly interfere with (or assist any person to interfere with) any material relationship between the Company and any of its customers, clients, partners, joint venturers, vendors or suppliers.

(d) No Other Post-Employment Restrictions. There shall be no contractual or similar restrictions on Executive’s right to terminate Executive’s employment with the Company, or on Executive’s post-employment activities, other than as expressly set forth in this Agreement, the Release and the Inventions Assignment Agreement.

(e) Permitted Communications.

(i) An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(ii) Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

(f) Cooperation in Proceedings. Subject to reasonable notice and at reasonable times not interfering with Executive’s subsequent employment or other business endeavors, for the first thirty-six (36) months following Executive’s termination of employment, Executive agrees to assist and cooperate (including, but not limited to, providing information to Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during the period of Executive’s employment.  Executive shall be reimbursed for reasonable expenses actually incurred in the course of rendering such assistance and cooperation (including reasonable legal fees and travel expenses).  Employee’s agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by Employee.

(g) Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 6.

7.          Representations. Each party represents and warrants (i) that such party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such party’s ability to enter into and fully perform such party’s obligations under this Agreement (including the agreements the forms of which are appended hereto); (ii) that such party is able without restrictions to enter into and fully perform such party’s obligations under this Agreement (including the agreements of which forms are appended hereto); and (iii) that, upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company represents and warrants that it is fully authorized by action of the Board, and by actions of any other Person whose authorization is required, to enter into this Agreement and to perform its obligations under it.

8.          Taxes.

(a) All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A of the Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A of the Code and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s Separation from Service. To the extent that any reimbursements under this Agreement are subject to Section 409A of the Code, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Executive’s right to receive any installment payments under this Agreement, including any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. Except as otherwise permitted under Section 409A of the Code, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A of the Code. If, at the time of Executive’s Separation from Service under this Agreement, Executive is a “specified employee” (within the meaning of Section 409A of the Code), any amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that become payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s Separation from Service (“409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. Each payment or benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Code.

(b) (i) For purposes of this Section 8(b), the following terms shall have the following meanings:

(A) “Base Amount” means the average of Executive’s W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the Section 280G Event occurred as determined in accordance with Code Section 280G(b)(3) and the regulations thereunder. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Base Amount;

 (B) “Parachute Payment” has the meaning set forth in Section 280G(b)(2) of the Code; and

 (C) “Section 280G Event” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 280G(b)(2)(A)(i) of Code and the regulations hereunder.

(ii) Notwithstanding anything to the contrary contained herein, in the event that any payment or benefit received or to be received by Executive from the Company under this Agreement or any other agreement or arrangement between the Executive and the Company (including, but not limited to, any stock option rights, stock grants, and other cash and noncash compensation amounts that are treated as payments under Section 280G), all as determined on a pre-tax basis (collectively, “Payments”) would constitute a Parachute Payment, then the Accountants (as defined below) shall promptly calculate (A) the aggregate after-tax amount of Payments that would be retained by Executive if the full pre-tax amount of the Payments (“Full Amount”) were paid to Executive and Executive paid all applicable taxes imposed on the Full Amount (including, without limitation, any excise taxes imposed on such Payments under Code Section 4999) and (B) the aggregate after-tax amount of Payments that would be retained by Executive if the pre-tax amount of the Payments paid to Executive were equal to only 2.99 times Executive’s Base Amount (“Reduced Amount”) and Executive paid all applicable taxes imposed on the Reduced Amount (which taxes would exclude excise taxes under Code Section 4999 because the Payments would not constitute Parachute Payments as a result of the aggregate present value of the Payments being limited to 2.99 times Executive’s Base Amount). The Accountants shall promptly deliver a copy of such calculations to the Company and Executive. The Company shall then pay to or for the benefit of Executive whichever of (I) the Full Amount of pre-tax Payments or (II) the Reduced Amount of pre-tax Payments, would result in Executive retaining the greater aggregate after-tax amount of Payments, after taking into account the total taxes that would be imposed on the Full Amount of pre-tax Payments or the Reduced Amount of pre-tax Payments, as applicable. The present value of the Payments will be determined in accordance with the provisions of Code Section 280G(d)(4) and the regulations thereunder.

(iii) Any determination required under this Section 8(b) shall be made in writing by an independent firms of certified public accountant selected by the Company (“Accountants”) and approved by Executive, which approval shall not be unreasonably withheld, delayed or conditioned. The written determination of the Accountants so selected and approved shall be delivered promptly to the Company and Executive and, absent manifest mathematical errors, shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall promptly furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8(b).

(iv) If Executive’s Payments are reduced by reason of this Section 8(b) and it is later established, pursuant to a final determination of a court, arbitrator or a proceeding before the Internal Revenue Service or other taxing authority, that Executive could have received a greater amount of Payments without resulting in an excise tax under Code Section 4999, then the Company shall promptly thereafter (but in no event later than the end of the calendar year in which such determination is rendered) pay Executive the aggregate additional amount which could have been paid without resulting in such an excise tax as soon as practicable, less any employment and withholding taxes that the Company determines are applicable.

(vi) The Company and Executive agree to cooperate generally and in good faith with respect to (A) the review and determinations to be undertaken by the Accountants as set forth in this Section 8(b) and (B) any audit, claim or other proceeding brought by the Internal Revenue Service or other taxing authority to review or contest or otherwise related to the determinations of the Accountants as provided for in this Section 8(b), including any claim or position taken by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Executive of any additional excise tax under Code Section 4999, over and above the amounts of excise tax established under the procedure set forth in this Section 8(b).

(v) Any reduction in Payments pursuant to this Section 8(b) shall be effected in the following order (unless Executive, to the extent permitted without violating Section 409A of the Code and the regulations thereunder, elects another method of reduction by written notice to the Company prior to the Section 280G Event): (A) any cash severance payments, (B) any other cash amounts payable to Executive, (C) any health and welfare or similar benefits valued as parachute payments, (D) acceleration of vesting of any stock options or stock appreciation rights for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest Section 280G parachute value (as determined pursuant to the regulations under Section 280G), (E) acceleration of vesting of any equity award that is not a stock option or stock appreciation right and (F) acceleration of vesting of any stock options or stock appreciation rights for which the exercise price is less than the fair market value of the underlying stock (a “spread”) in such manner as would yield the largest remaining spread value for Executive as of the date of the Section 280G Event.

  9.          Dispute Resolution. Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be governed by the terms of the Arbitration Agreement.

10.          Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. This Agreement, and the agreements annexed hereto as Exhibit A, contain the entire understanding between the parties hereto and supersedes any prior employment or change-in-control protective agreement between the Company or any predecessor and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.

11.          Notices. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by fax or email, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by fax or email, when sent with answer-back confirmed, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by fax or cable shall be confirmed in writing.

If to the Company:

AutoWeb, Inc.
18872 MacArthur Boulevard
Irvine, California 92612-1400
Facsimile: (949) 608-3614
Attn:  Executive Vice President, Chief Legal and Administrative Officer and Secretary

If to the Executive:

To Executive’s latest home address on file with the Company

12.          No Waiver. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

13.          Amendment to this Agreement. No modification, waiver, amendment, discharge or change of this Agreement, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

14.          Enforceability; Severability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed exercised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

15.          Governing Law. This Agreement and the relationship of the parties hereto shall be construed and enforced in accordance with the law of the State of California without giving effect to such State’s choice of law rules. This Agreement is deemed to be entered into entirely in the State of California.

16.          No Third Party Beneficiaries. Except as otherwise set forth in this Agreement, nothing contained in this Agreement is intended nor shall be construed to create rights running to the benefit of third parties.

17.          Successors of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any Successor Company. This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or a sale of all or substantially all of the Company’s assets.

18.          Rights Cumulative. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

19.          No Right or Obligation of Employment. Executive acknowledges and agrees that nothing in this Agreement shall confer upon Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Executive’s right or the Company’s right to terminate Executive’s employment at any time, with or without Cause.

20.          Interpretation. Every provision of this Agreement is the result of full negotiations between the Parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel. Each Party hereto further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail. Accordingly, no provision of this Agreement shall be construed in favor of or against any Party hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof. Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement. Time periods used in this Agreement shall mean calendar periods (i.e., days, months, and years) in the State of California, USA, unless otherwise expressly indicated. The English language shall apply to any interpretation of this Agreement. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular as well as the masculine, feminine, and neuter genders, (ii) the terms “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “or” shall be inclusive and not exclusive, (iv) all references to Articles, Sections, subsections, preambles, or recitals, refer to the Articles, Sections, subsections, preamble, and recitals of this Agreement, and all references to Schedules refer to the Schedules attached to this Agreement or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall unless otherwise stated be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof, (vi) the terms “dollars” or “$” means United States dollars, (vii) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified through the date hereof in accordance with the terms thereof and includes all addenda, exhibits, and disclosure schedules thereto, (viii) any reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and (ix) any reference to any governmental authority includes any designee thereof or successor thereto. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Schedules (other than an express exception to a specifically identified statement), those in this Agreement shall control. Any disclosures in any Schedule or in any other transaction document of any information that is not required under the terms hereof or thereof to be disclosed herein or therein shall not change or diminish the disclosure requirements herein or therein.

21.          Legal and Tax Advice. Executive acknowledges that: (i) the Company has encouraged Executive to consult with an attorney and/or tax advisor of Executive’s choosing (and at Executive’s own cost and expense) in connection with this Agreement, and (ii) Executive is not relying upon the Company for, and the Company has not provided, legal or tax advice to Executive in connection with this Agreement. It is the responsibility of Executive to seek independent tax and legal advice with regard to the tax treatment of this Agreement and the payments and benefits that may be made or provided under this Agreement and any other related matters. Executive acknowledges that Executive has had a reasonable opportunity to seek and consider advice from Executive’s counsel and tax advisors.

22.          Counterparts; Facsimile or PDF Signature. This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, PDF signature, or other electronic means by either Party, and any such signature shall be deemed originals and binding for all purposes hereof, without delivery of an original signature being thereafter required.

THE PARTIES ACKNOWLEDGE THAT THE COMPANY HAS ADVISED EXECUTIVE TO OBTAIN INDEPENDENT LEGAL COUNSEL OF EXECUTIVE’S CHOOSING TO ADVISE EXECUTIVE REGARDING THIS AGREEMENT AND ATTACHED EXHIBITS, AND THEIR TERMS AND CONDITIONS. EXECUTIVE HAS HAD A REASONABLE OPPORTUNITY TO SEEK THAT ADVICE AND HAS IN FACT OBTAINED SUCH ADVICE FROM INDEPENDENT LEGAL COUNSEL SELECTED BY EXECUTIVE. EXECUTIVE ACKNOWLEDGES THAT THE TERMS OF THIS AGREEMENT ARE FAIR AND REASONABLE TO EXECUTIVE. BY EXECUTING THIS AGREEMENT, EXECUTIVE IS CONSENTING TO THE TERMS OF THIS AGREEMENT.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the Company and Executive have executed and entered into this Agreement effective as of the date first shown above.

AutoWeb, Inc.

By:	/s/ Michael J. Fuchs
Michael J. Fuchs
Chairman of the Board

Executive

By:	/s/ Jared R. Rowe
Jared R. Rowe

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

It is hereby agreed by and between you, Jared R. Rowe (for yourself, your spouse, family, agents and attorneys) (jointly, “You” or “Executive”), and AutoWeb, Inc., its predecessors, successors, affiliates, directors, employees, shareholders, fiduciaries, insurers, employees and agents (jointly, “Company”), as follows:

1. Separation of Employment. You acknowledge that your employment with the Company ended effective [_______], 20[__] (“Employment Termination Date”), and that You will perform no further duties, functions or services for the Company subsequent to the Employment Termination Date. You have resigned or hereby resign from all officer and director positions You held with the Company or any of its subsidiaries effective as of the Employment Termination Date. This Separation and Release Agreement (“Release”) is entered into in connection with that certain Employment Agreement dated effective as of April 12, 2018 by and between the Company and Executive (“Employment Agreement”).

2. Release Consideration. In exchange for your promises and obligations in this Release and the Employment Agreement, including the release of claims set forth below, if You sign and do not revoke this Release and this Release becomes effective, the Company will pay You the amounts, and will provide the benefits, due to You under the Employment Agreement, minus legally required federal, state and local payroll deductions and withholdings. Payment of any monetary amount provided for in this Section 2 will be made within the time periods required by the Employment Agreement (except for payments or benefits that will be paid or provided over time as provided therein) and, if no time is specified, within 5 business days after this Release becomes effective.

3. Acknowledgement of Receipt of Amounts Due. You acknowledge and agree that You have received all, and that the Company does not owe You any additional, payments, benefits or other compensation as a result of your employment with the Company or your separation from employment with the Company, including, but not limited to, wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than those amounts or benefits, if any, payable or to be provided to You after the date hereof pursuant to the Employment Agreement after Your termination of employment.

4. Return of Company Property. Except for Personal Documents (as defined in the Employment Agreement), You represent and warrant that You have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, computers, cell phones, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company. You hereby represent that, other than those materials You have returned to the Company pursuant to this Section 4 and other than Personal Documents, You have not copied or caused to be copied, and have not transferred or printed-out or caused to be transferred or printed-out, any software, computer disks, e-mails or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company.

5. Confidentiality and Non-Solicitation/Interference. You agree that Section 6 of the Employment Agreement remains in effect pursuant to its terms.

6. Nondisparagement. You and the Company (solely with respect to its executive officers and members of the Company’s board of directors) agree that neither party nor anyone acting on their behalf or at their direction will disparage, denigrate, defame, criticize, impugn or otherwise damage or assail the reputation or integrity of the other party publicly or privately to any third party, including without limitation (i) to any current or former employee, officer, director, contractor, supplier, customer, or client; (ii) any prospective or actual purchaser of the equity interests or business partner; or (iii) to any person or entity in the automotive industry, automotive marketing, advertising or other services, or the automotive press. Nothing in this Section 6 shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, rule, regulation, order or legal process, including public disclosure obligations under applicable federal and state securities laws, rules or regulations or applicable stock exchange rules, or to defend or enforce their respective rights under this Release.

7. Unconditional and General Release of Claims.

(a)               In consideration for the payment and benefits provided for in Section 2, and notwithstanding the provisions of Section 1542 of the Civil Code of California, You unconditionally release and forever discharge the Company, and the Company’s current, former, and future, solely in their capacity as such, controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of any such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (all of the foregoing released persons or entities being referred to herein as “Company Releasees”), from any and all claims, complaints, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, whether known or unknown, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Release, that arise out of or in any way relate to your employment or your separation from employment with the Company.

The Company agrees that the consideration provided by this Agreement represents settlement in full of all outstanding obligations owed to the Company by You or your heirs, family members, executors, agents, and assigns, solely in their capacity as such, (collectively, the “Executive Releasees”), and notwithstanding the provisions of Section 1542 of the Civil Code of California, Company unconditionally releases and forever discharges You and the other Executive Releasees, from any and all claims, complaints, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, whether known or unknown, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Release, that arise out of or in any way relate to your employment or your separation from employment with the Company.

(b)               You acknowledge and agree that the foregoing unconditional release includes, but is not limited to, (i) any claims for salary, bonuses, commissions, equity, compensation (except as specified in this Agreement), wages, penalties, premiums, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended; (ii) any claims of harassment, retaliation or discrimination; (iii) any claims based on any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the California Fair Employment and Housing Act, the California Family Rights Act, the Family and Medical Leave Act, the California Constitution, the California Labor Code, the California Industrial Welfare Commission Wage Orders, the California Government Code, the Worker Adjustment and Retraining Notification Act; (iv) whistleblower claims, claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort, and any claims for costs, fees, or other expenses, including attorneys’ fees; and (v) any other aspect of your employment or the termination of your employment.

(c)               For the purpose of implementing a full and complete release, each party expressly acknowledges and agrees that this Release resolves all claims either party may have against the other party or the Company Releasees or Executive Releasees as of the date of this Release, including but limited to claims that either party did not know or suspect to exist in such party’s favor at the time of the execution of this Release. Each party expressly waives any and all rights which such party may have under the provisions of Section 1542 of the California Civil Code or any similar state or federal statute. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(d)               This Release will not waive the Employee’s rights to indemnification under the Company’s certificate of incorporation or by-laws or, if applicable, any written agreement between the Company and the Employee, or under applicable law.

(e)               You hereby certify that You have not experienced a job-related illness or injury for which You have not already filed a claim.

(f)               This Release does not waive or release rights or claims arising after You sign this Release.

(g)               This Release does not waive any rights of either party under the Employment Agreement, Inventions Assignment Agreement, any stock option or other equity award agreements that are intended to survive, or which are payable after, termination of Your employment.

8. Covenant Not to Sue. A “covenant not to sue” is a promise not to sue in court. This covenant differs from a general release of claims in that, besides waiving and releasing the claims covered by this Release, You represent and warrant that You have not filed, and agree that You will not file, or cause to be filed or maintained, any judicial complaint, lawsuit or demand for arbitration involving any claims You have released in this Release, and You agree to withdraw any judicial complaints, lawsuits or demands for arbitration You have filed, or were filed on your behalf, prior to the effective date of this Release. Still, You may sue to enforce this Release. You agree if You breach this covenant, then You must pay the legal expenses incurred by incurred by any Releasee in defending against your suit, including reasonable attorneys’ fees, or, at the Company’s option, return everything paid to You under this Agreement. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to You under paragraph 2 of this Agreement. Furthermore, You give up all rights to individual damages in connection with any administrative or court proceeding with respect to your employment with or termination of employment from, the Company. You also agree that if You are awarded money damages, You will assign your right and interest to such money damages (i) in connection with an administrative charge, to the relevant administrative agency; and (ii) in connection with a lawsuit or demand for arbitration, to the Company.

9. No Reemployment. You acknowledge and agree that the Company has no obligation to employ You or offer You employment in the future and You shall have no recourse against the Company if it refuses to employ You or offer You employment. If You do seek re-employment, then this Release shall constitute sufficient cause for the Company to refuse to re-employ You. Notwithstanding the foregoing, the Company has the right to offer to re-employ You in the future if, in its sole discretion, it chooses to do so.

10. No Admission of Liability. This Release does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

11. Severability. Should any provision of this Release be declared or be determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Release.

12. Governing Law. This Release is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state, without reference to conflict of law provisions thereof.

13. Interpretation. The language of all parts in this Release shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The captions and headings contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement.

14. Knowing and Voluntary Agreement. You have carefully reviewed this Release and understand the terms and conditions it contains. By entering into this Release, You are giving up potentially valuable legal rights. You specifically acknowledge that You are waiving and releasing any rights You may have under the ADEA. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which You were already entitled. You acknowledge that You are signing this Release knowingly and voluntarily and intend to be bound legally by its terms.

15. Protected Communications:

(a) An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b) You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

16. Entire Agreement. You hereby acknowledge that no promise or inducement has been offered to You, except as expressly stated in this Release and in the Employment Agreement, and You are relying upon none. This Release and the Employment Agreement represent the entire agreement between You and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of You and the Company.

17. Arbitration. Any controversy or claim arising out or, or related to, this Release Agreement, or the breach thereof, shall be governed by the terms of the Arbitration Agreement (as defined in the Employment Agreement).

18. Period for Review and Consideration/Revocation Rights. You understand that You have twenty-one (21) days after this Release has been delivered to You by the Company to decide whether to sign this Release, although You may sign this Release at any time within the twenty-one (21) day period. If You do sign it, You also understand that You will have an additional seven (7) days after the date You deliver this signed Release to the Company and to change your mind and revoke this Release, in which case a written notice of revocation must be delivered to the Company’s Chief Legal Officer, AutoWeb, Inc., 18872 MacArthur Blvd. Suite 200, Irvine, California 92612-1400, on or before the seventh (7th) day after your delivery of this signed Release to the Company (or on the next business day if the seventh calendar day is not a business day). You understand that this Release will not become effective or enforceable until after that seven (7) day period has passed. If You revoke this Release, this Release shall not be effective or enforceable as to any rights You may have under this Release. In the event that You revoke this Release, You will not be entitled to the payments and benefits specified in Section 2.

19. Advice of Attorney and Tax Advisor. Employee acknowledges that: (i) the Company has advised Employee to consult with an attorney and/or tax advisor of Employee’s choosing (and at Employee’s own cost and expense) before executing this Release, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Release. It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Release and the payments and benefits that may be made or provided under this Release and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee’s attorney and tax advisors.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A GENERAL RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN. YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS RELEASE THAT ARE NOT AGREED UPON BY THE COMPANY IN WRITING. ANY CHANGES SHALL CONSTITUTE A REJECTION OF THIS RELEASE BY EMPLOYEE.

Dated:
__________________________

Jared R. Rowe

Dated:
AUTOWEB, INC.

By:  ______________________
(Officer Name)
(Title)